Exhibit 3.1

ARTICLES OF INCORPORATION

OF

MSGS SPINCO, INC.

The articles of incorporation of MSGS Spinco, Inc., a Nevada corporation (the “Corporation”), consist of the articles set forth on the prior pages and the additional articles set forth on this attachment (collectively, and as amended from time to time, the “Articles”), as follows:

Article 10. Indemnification; Exculpation

(a) Indemnification. To the fullest extent permitted under the Nevada Revised Statutes (as amended from time to time and including any successor provisions, the “NRS”) and other applicable law, the Corporation shall indemnify and defend any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

(b) Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the bylaws of the Corporation (the “Bylaws”) or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

(c) Limitation on Liability. The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. Without limiting the effect of the preceding sentence, if any provisions of the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

(d) Repeal and Conflicts. Neither any amendment nor the repeal of this Article 10, nor the adoption of any provision of the Articles inconsistent with this Article 10, shall eliminate, reduce or otherwise adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such amendment, repeal or adoption of an inconsistent provision. In the event of any conflict between any section of this Article 10 and any other article of the Articles, the terms and provisions of this Article 10 shall control.

Article 11. Special Provision Regarding Distributions.

Notwithstanding anything to the contrary in the Articles or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

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Article 12. Miscellaneous Provisions.

(a) Severability. If any provision or provisions of the Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of the Articles (including, without limitation, each portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby; and (ii) to the fullest extent permitted by applicable law, the provisions of the Articles (including, without limitation, each such portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability.

(b) Deemed Notice and Consent. To the fullest extent permitted by applicable law, each and every person or entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (i) the Articles, (ii) the Bylaws and (iii) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.

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